Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD NET INCOME FOR THE QUARTER
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

CRANBURY NJ – OCTOBER 26, 2004……1ST Constitution Bancorp (NASDAQ: FCCY) reported record net income for the third quarter and for the nine months ended September 30, 2004. For the quarter ended September 30, 2004, net income increased by $103,262 to $956,095 or $0.58 cents per diluted share, up 12.1 percent from $852,833, or $0.52 cents per diluted share, achieved during the third quarter of 2003.

For the nine months ended September 30, 2004, net income continued to increase to a record level of $2,762,603, or $1.68 per diluted share, up 17.3 percent when compared to $2,355,717, or $1.44 per diluted share earned for the nine months ended September 30, 2003.

Net interest income increased $668,821 or 26.5 percent over the third quarter of 2003, and $1,792,521, or 24.5 percent year to date, when compared to the results achieved for the corresponding period last year. Return on average assets was 1.16 percent for the third quarter of 2004, while return on average equity reached 15.42 percent. Year to date, return on average assets and return on average equity stood at 1.20 percent and 15.24 percent, respectively.

As of September 30, 2004, there were $183,264 in loans past due 90 days and still accruing, compared to $83,394 for the corresponding quarter last year. Loans on a non-accrual basis totaled $640,903, or 0.32 percent of gross loans at September 30, 2004, compared to $278,495, or 0.18 percent of gross loans at September 30, 2003.

Robert F. Mangano, President and Chief Executive Officer, said higher earnings were due primarily to the expansion of the bank’s lending activities, its growth in deposits and the continued generation of fee income.

As a result of these efforts through September 30, 2004, loans increased by 16.1 percent, or $29,139,350 when compared to last year’s results. Also bolstering earnings was a 14.8 percent increase in deposits and the generation of non-interest income, which reached $2,111,547 for the period.

At September 30, 2004, total assets were $329,888,399, up from $295,651,077 at September 30, 2003.

1ST Constitution Bancorp and its primary subsidiary, 1ST Constitution Bank operate 9 branch banking offices in Cranbury (two), Hamilton, Jamesburg, Montgomery, Plainsboro, Perth Amboy, Princeton, and West Windsor, New Jersey and a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol “FCCY.” You can visit our Internet website at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution assumes no obligation for updating any such forward-looking statements at any time.

1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Income Statement Data:
Interest income	$4,404	$3,606	$12,436	$10,667
Interest expense	1,211	1,083	3,314	3,338

Net interest income	3,193	2,523	9,122	7,329
Provision for loan losses	60	60	180	180

Net interest income after prov.for loan losses	3,133	2,463	8,942	7,149
Non-interest income	1,001	874	2,111	2,344
Non-interest expense	2,710	2,014	6,969	5,848

Income before income taxes	1,424	1,323	4,084	3,645
Income tax expense	468	470	1,321	1,289

Net income	$956	$853	$2,763	$2,356

Balance Sheet Data:
Total Assets			$329,888	$295,651
Loans, including loans held for sale			209,331	180,191
Allowance for loan losses			(1,945)	(1,751)
Investment securities available for sale			90,459	75,137
Investment securities held to maturity			8,791	6,457
Deposits			277,914	241,914
Shareholders’ Equity			26,024	22,602

Performance Ratios:
Return on average assets	1.16%	1.22%	1.20%	1.18%
Return on average equity	15.42%	15.40%	15.24%	14.65%
Net interest margin	4.12%	3.88%	4.23%	3.94%
Efficiency ratio	62.4%	59.3%	62.0%	60.5%

Asset Quality:
Loans past due over 90 days and still accruing			$183	$83
Nonaccrual loans			641	279
OREO property / other assets			40	61
Net charge-offs (recoveries)			22	99
Allowance for loan losses to total loans			0.93%	0.97%
Nonperforming loans to total loans			0.41%	0.22%

Per Share Data:
Earnings per share - Basic	$0.61	$0.54	$1.77	$1.51
Earnings per share - Diluted	$0.58	$0.52	$1.68	$1.44
Book value per share			$16.70	$14.47

* Certain September 2003 amounts have been reclassified to conform with the 2004 presentation.